Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of FMI Large Cap Fund, FMI Common Stock Fund, and FMI International Fund which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", “Disclosure to Fund Service Providers”, and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI
January 29, 2016